Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Andrew Clifford, President (713) 458-1560; or Michael Aldridge, CFO (713) 458-1560

Website:

www•saratogaresources•com

Saratoga Resources, Inc. Announces Acquisition of Additional Leases at

Louisiana State Lease Sale

Houston, TX – September 12, 2013 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today announced that it was successful in acquiring two new leases at the Louisiana state lease sale, held on September 11, 2013 in Baton Rouge.

Saratoga acquired leases on the 552.25 acre Panther Prospect and the 305.71 acre Tiger Toux Prospect, for a combined total of 857.96 acres. The leases are located in Breton Sound Blocks 18, 19 and 32, contiguous to Saratoga’s existing lease holdings in the Breton Sound 18 and Breton Sound 32 fields and close to existing facilities and pipeline infrastructure. Saratoga has a 100% working interest in these three year leases, both of which carry a 21% royalty burden. Water depth at both prospect areas is less than 20 feet and drilling on both prospects, utilizing an inland barge rig, is expected to occur in early 2014. Both prospects are defined by high-quality 3D seismic data and abundant well control.

Andy C. Clifford, Saratoga’s President, said, “We are pleased to have successfully acquired these leases, each of which we expect to contain a component of Proved Undeveloped reserves as well as additional non-proved reserve potential. The Panther Prospect is located on the upthrown side of the major west-east trending fault that delineates our Breton Sound 32 field and has three stacked target sands, each of which has either tested or produced hydrocarbons downdip. The Tiger Toux Prospect sits to the immediate north-west of our Breton Sound 18 field and is analogous to our successful North Tiger Prospect, which we acquired in a similar state lease sale in September 2010. The North Tiger well was drilled in 2011 and has been one of our most successful wells, producing from the deeper Cib Carst sand and the shallower 7,100’ sand. A similar success was achieved with our Catina Prospect, acquired at the same September 2010 state lease sale and the Catina well, drilled in 2011, which like North Tiger has been one of our most prolific producers over the last two years. These two wells are just now being put on gas lift, which we expect to significantly extend well life and increase estimated ultimate recoverable reserves.” Mr. Clifford added, “As with the recent shallow Gulf of Mexico leases, we are focused on only leasing what we believe are very low risk exploration prospects that are defined by high-quality 3D seismic data, preferably with amplitude versus offset criteria and are close to existing infrastructure for quick hook-up and, based on available data, are believed to include high oil content and a component of proved undeveloped reserves with additional upside.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana.  Principal holdings cover 52,033 gross/net acres, mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and in the shallow Gulf of Mexico Shelf. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding timing of drilling operations, reserves associated with prospects, oil content of prospects, future production rates and drilling results, ultimate recoveries from wells, ability to fund drilling operations, and the ultimate outcome of such efforts. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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